UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Investors Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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101 JFK Parkway
Short Hills, New Jersey 07078

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 24, 2016

May 11, 2016

This Supplement to our Proxy Statement dated April 14, 2016 (the “2016 Proxy Statement”) is furnished on or about May 11, 2016 to stockholders of Investors Bancorp, Inc. in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 24, 2016, at 9:00 a.m. Eastern Time. Our Board previously made available to you proxy materials in connection with the Annual Meeting, including a proxy statement containing important information about the items of business to be considered at the Annual Meeting.

On or about April 14, 2016, we mailed to our stockholders a notice containing instructions on how to access our Annual Meeting materials, how to request paper copies of these materials and how to vote online or by telephone. The purpose of this supplement is to correct certain calculation errors in the 2016 Proxy Statement, as described below.  The additional information provided in this supplement should be read in conjunction with our Annual Meeting materials, including the 2016 Proxy Statement.  Except as described in this supplement, the information provided in the 2016 Proxy Statement continues to apply.  However, the information contained in this supplement modifies or supersedes any inconsistent information contained in the 2016 Proxy Statement.

Directors Compensation – Directors Compensation Table

As a result of certain calculation errors, the amounts for each director that appear in the “Stock Awards” column, the “Option Awards” column and the “Total” column of the Directors’ Compensation Table were incorrect in the 2016 Proxy Statement.  These errors had the effect of overstating the total compensation amounts of each director listed in the Directors’ Compensation Table during fiscal 2015.  The total compensation amount for each director listed in the Directors’ Compensation Table in the 2016 Proxy Statement was overstated by $1,540,000, except that the total compensation amounts for Messrs. Cashill and Dittenhafer were overstated by $1,535,000.  The corrected Directors’ Compensation Table is set forth below:

DIRECTORS’ COMPENSATION TABLE
Name	Investors Bancorp Fees Earned or Paid in Cash ($)	Investors Bank Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Robert C. Albanese	66,500	75,300	1,254,000	780,000	—	376	2,176,176
Dennis M. Bone	66,500	75,300	1,254,000	780,000	—	287	2,176,087
Doreen R. Byrnes	79,000	75,300	1,254,000	780,000	—	9,898	2,198,198
Robert M. Cashill	48,000	150,600	1,881,000	780,000	—	12,605	2,872,205
William V. Cosgrove	54,000	75,300	1,254,000	780,000	—	27,740	2,191,040
Brian D. Dittenhafer	79,000	75,300	1,881,000	780,000	—	13,392	2,828,692
Brendan J. Dugan	59,000	75,300	1,254,000	780,000	—	—	2,168,300
James J. Garibaldi	24,000	75,300	1,254,000	780,000	—	—	2,133,300
Michele N. Siekerka	46,500	75,300	1,254,000	780,000	—	252	2,156,052
James H. Ward	69,000	75,300	1,254,000	780,000	—	—	2,178,300

(1)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718, of restricted stock and stock option awards granted pursuant to the 2015 Equity Incentive Plan. The grant date fair value for each option award and stock award was $3.12 and $12.54, respectively. Although the full grant date fair value of the stock awards and option awards is reflected in the above table as required by the SEC rules, the actual value of the awards, if any realized, depend on the director’s continued service with Investors Bancorp and the market value of Investors Bancorp common stock. Accordingly, there is no assurance that the value realized by a director will be at or near the estimated value reflected in the above table. These awards vest over five years, except for the awards granted to Messrs. Cashill and Dittenhafer, which vest over three years.

(2)
Represents unvested option awards at December 31, 2015 under the 2015 Equity Inventive Plan. Messrs. Cashill and Cosgrove had fully vested unexercised stock option awards of 292,500 and 255,000 respectively, for stock option awards received as employees of Investors Bank at December 31, 2015. Mr. Dittenhafer had fully vested unexercised stock option awards of 124,529 at December 31, 2015. Mr. Albanese and Ms. Siekerka, who have no outstanding awards under the 2006 Equity Incentive Plan, had unexercised stock option awards of 35,302 and 70,606 options, respectively, at December 31, 2015, which were granted under the Roma Financial Corporation 2008 Equity Incentive Plan.

(3)
This amount includes perquisites and other personal benefits, or property, if the aggregate amount for each director is at least $10,000. Specifically, this amount represents the premiums paid for long term care coverage for Messrs. Cashill, Dittenhafer and Ms. Byrnes and their spouses or spousal equivalents. In addition, the amount includes automobile allowance and club dues for Mr. Cosgrove. For Messrs. Albanese, Bone and Ms. Siekerka includes income on split dollar life insurance agreements.

Except as provided in this supplement to our 2016 Proxy Statement, the information provided in the 2016 Proxy Statement continues to apply.